Exhibit 10.105

                              CONSULTING AGREEMENT

         This Consulting Agreement (this "Agreement") is by and between APS Investment Services, Inc., a Delaware corporation ("APSIS") and William A. Searles, an individual ("Consultant"), and shall be effective as of April 1, 2002 (the "Effective Date").

                             Preliminary Statements

         Consultant desires to provide consulting and related services to APSIS upon the terms and conditions stated herein, and APSIS desires to engage and compensate Consultant in such capacity provided that, in so doing, it can protect its confidential information, business, accounts, patronage and goodwill.

         APSIS and Consultant have specifically determined that the terms of this Agreement are fair and reasonable.

                             Statement of Agreement

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I.
                      Term; Termination; Prior Agreements.

         Section 1.1 TERM. APSIS hereby engages Consultant and Consultant accepts such engagement for a term of three years commencing on the Effective Date.

         Section 1.2 TERMINATION UPON EXPIRATION. Unless earlier terminated by APSIS or Consultant in accordance with the terms of this Agreement, this Agreement shall terminate automatically upon the expiration of the three-year term described in Section 1.1.

         Section 1.3 TERMINATION UPON DEATH OR PERMANENT DISABILITY. This Agreement shall be automatically terminated on the death of Consultant or on the permanent disability of Consultant if Consultant is no longer able to perform in all material respects the services required hereunder. For purposes hereof, any condition which in reasonable likelihood is expected to impair Consultant's ability to materially perform Consultant's duties hereunder for a period of three months or more shall be considered to be permanent.

         Section 1.4 TERMINATION FOR CAUSE. If this Agreement has not been previously terminated, and no party has previously given notice of termination pursuant to Section 1.5, Section 1.6 or Section 1.7, then APSIS may terminate this Agreement "for cause" if:

                  (a) In connection with the business of APSIS, Consultant is convicted of an offense constituting a felony or involving moral turpitude; or

                  (b) in a material and substantial way, (i) Consultant (A) violates any written policy of APSIS, (B) violates any provision of this Agreement, or (C) fails to use good-faith efforts to perform the services required pursuant to this Agreement; and (ii) Consultant fails to materially cure such violation or failure within fifteen days after receiving written notice from APSIS's Board of Directors (the "Board") clearly specifying the act or circumstances that gave rise to such violation or failure.

         A notice of termination pursuant to this Section shall be in writing and shall state the alleged reason for termination. Consultant, within not less than fifteen nor more than thirty days after such notice, shall be given the opportunity to appear before the Board, or a committee thereof, to rebut or dispute the alleged reason for termination. If the Board or committee determines, by a majority of the disinterested directors, after having given Consultant the opportunity to rebut or dispute the allegations, that such reason is indeed valid, APSIS may immediately terminate this Agreement for cause. Immediately upon giving the notice contemplated by this paragraph, APSIS may elect, during the pendency of such inquiry, to relieve Consultant of Consultant's obligations under this Agreement.

         Section 1.5 TERMINATION FOR GOOD REASON. Any termination by Consultant of this Agreement pursuant to this Section shall be deemed a termination by Consultant for "good reason". Consultant may terminate this Agreement for good reason any time after a Change of Control in accordance with any of the following (with the further agreement that any election by Consultant to not terminate this Agreement pursuant to this Section following a particular Change of Control shall not prevent the application of this Section to a subsequent Change of Control):

                  (a) Consultant may terminate this Agreement for any or no reason upon six months prior written notice, which notice cannot be given before the consummation of such Change of Control or after the expiration of the term of this Agreement pursuant to Section 1.1;

                  (b) Consultant may terminate this Agreement upon thirty days prior written notice if Consultant's base compensation, as provided hereunder, is diminished;

                  (c) Consultant may terminate this Agreement upon thirty days prior written notice if APSIS requires that Consultant move to a city other than Austin, Texas or Locust, New Jersey;

                  (d) Consultant may terminate this Agreement upon thirty days prior written notice if the Board or any person authorized to act by the Board (for purposes of this Agreement, any such authorized person is referred to as an "Authorized Board Designee") materially and unreasonably interferes with Consultant's ability to fulfill Consultant's responsibilities hereunder; or

                  (e) Consultant may terminate this Agreement upon thirty days prior written notice if Consultant is reassigned to a position with diminished responsibilities, or Consultant's responsibilities hereunder are materially narrowed or diminished.

         Without limiting the provisions of Section 1.8 hereof, Consultant agrees that APSIS can relieve Consultant of Consultant's obligations hereunder prior to the end of the applicable notice period provided for in this Section, and in such event, Consultant shall not thereafter be entitled to any of the benefits or compensation described in Article III hereof. Furthermore, if the term of this Agreement expires pursuant to Section 1.1 prior to the end of any notice period otherwise required under this Section, then the applicable notice period does not apply and notice may be given at any time prior to expiration pursuant to Section 1.1.

         Section 1.6 TERMINATION OF AGREEMENT BY APSIS WITHOUT CAUSE. APSIS has the right to terminate this Agreement, other than "for cause," on 30 days prior written notice. Any termination of this Agreement by APSIS other than pursuant to the express terms of Section 1.2, Section 1.3 or Section 1.4 shall be deemed a termination pursuant to this Section, irrespective of whether the notice required under this Section is properly given.

         Section 1.7 TERMINATION OF AGREEMENT BY CONSULTANT WITHOUT GOOD REASON. Consultant may terminate this Agreement other than for "good reason" upon 30 days prior written notice stating that this Agreement is terminated other than for "good reason". Consultant agrees that APSIS can relieve Consultant of Consultant's obligations hereunder prior to the end of such 30 day notice period, and in such event, Consultant shall not thereafter be entitled to any of the benefits or compensation described in Article III hereof.

         Section 1.8 CONSULTANT'S RIGHTS UPON TERMINATION. Upon termination of this Agreement, Consultant shall be entitled to the following:

                  (a) If this Agreement is terminated pursuant to Section 1.2,
Section 1.3, Section 1.4, or Section 1.7 then APSIS shall pay Consultant or Consultant's representative, as the case may be, Consultant's then-current base compensation (excluding any bonuses and non-cash benefits) through the effective date of termination (which, in the case of Section 1.7, shall follow any portion of the applicable notice period during which Consultant has not been relieved of Consultant's obligations hereunder), and APSIS shall have no further obligations hereunder.

                  (b) If APSIS terminates this Agreement without cause pursuant to Section 1.6, or Consultant terminates this Agreement pursuant to Section 1.5, then, in addition to receiving Consultant's then current base compensation through the effective date of termination:

                           (i) Consultant shall receive within 15 days of the effective date of termination a lump-sum payment equal to the greater of (A) two and 99/100 (2.99) times the average annual total cash compensation earned by Consultant for the prior five years (including, without limitation, base compensation and bonus), or (B) the total cash compensation that would otherwise have been payable to Consultant throughout the remainder of the term of this Agreement assuming that Consultant's current compensation (including the amount of any bonuses for the immediately preceding calendar year) would have remained the same throughout the remainder of the term; and

                           (ii) unless the termination was by Consultant pursuant to Section 1.5(a), Consultant shall be released from the provisions of Section 4.2, notwithstanding that the provisions of such Section would otherwise survive termination of this Agreement pursuant to Section 1.9.

         Consultant and APSIS agree that the effective date of any termination pursuant to Section 1.5 shall be the earlier of the end of the applicable notice period, if any, or the date on which APSIS relieves Consultant of Consultant's obligations hereunder. Consultant and APSIS agree that the effective date of any termination pursuant to Section 1.6 hereof shall be only upon the expiration of the 30 day notice period described in Section 1.6, regardless of whether APSIS earlier relieves Consultant of Consultant's obligations hereunder. Furthermore, if this Agreement is terminated after a Change of Control, and Consultant holds any rights or options exercisable or exchangeable for, or convertible into, a class of capital stock of APSIS that is not or will not be publicly traded on the NASDAQ or another national exchange after such termination or Change of Control, then APSIS agrees to buy from Consultant all such rights and options that have an exercise price below the per share price assigned to the capital stock in the Change of Control, or if no price was assigned, the per share market price on the date of the Change of Control (whichever price is applicable, the "Market Price"). The purchase price for each such right or option shall be determined by multiplying the number of shares of capital stock that may be acquired using such right or option by the difference between the exercise price stated in such right or option and the Market Price.

         Section 1.9 SURVIVAL. Any termination of this Agreement shall not release either APSIS or Consultant from their respective obligations to the date of termination nor from the provisions of this Agreement which, by necessary or reasonable implication, are intended to apply after termination of this Agreement, including, without limitation, the provisions of Article IV. Furthermore, the termination of this Agreement shall not affect, limit, or modify in any manner the existence or enforceability of any other written agreement between Consultant and APSIS.

         Section 1.10 "CHANGE OF CONTROL." As used in this Agreement, "Change of Control" shall mean the occurrence of any of the following with respect to American Physicians Service Group, Inc., a Texas corporation ("APS"):

                  (a) Any person, entity or "group" within the meaning of ss. 13(d) or 14(d) of the of the Securities and Exchange Act of 1934 (the "Exchange Act") becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of APS entitled to vote generally in the election of the APS's Board of Directors (the "APS Board");

                  (b) a merger, reorganization or consolidation whereby APS's equity holders existing immediately prior to such merger, reorganization or consolidation do not, immediately after consummation of such reorganization, merger or consolidation, own more than 50% of the combined voting power of the surviving entity's then outstanding voting securities entitled to vote generally in the election of directors;

                  (c) the sale of all or substantially all of APS's assets to an entity in which APS, any subsidiary of APS, or APS's equity holders existing immediately prior to such sale beneficially own less than 50% of the combined voting power of such acquiring entity's then outstanding voting securities entitled to vote generally in the election of directors; or

                  (d) any change in the identity of directors constituting a majority of the APS Board within a twenty-four month period unless the change was approved by a majority of the Incumbent Directors, where "Incumbent Director" means a member of the APS Board at the beginning of the period in question, including any director who was not a member of the APS Board at the beginning of such period but was elected or nominated to the APS Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors.

         Notwithstanding any contrary construction of this Section, a "Change of Control" shall not have occurred for purposes of this Agreement if, following the event or circumstances that would otherwise have constituted a Change of Control, Consultant is a member of the board of directors, an executive officer, a shareholder, or a consultant of APS (or the surviving or acquiring entity, as the case may be), or a parent company of APS (or the surviving or acquiring entity).

                                   ARTICLE II.
                              Duties of Consultant

         Consultant during the term hereof shall serve as Chairman of the Board. In such capacity, Consultant shall provide advice and consultation regarding both the strategic and operational aspects of APSIS's business and perform such other duties as are agreed upon between Consultant and the Board.

         Consultant shall devote substantially the same amount of Consultant's professional time to providing advisory services and consultation hereunder that Consultant devoted prior to the date of this Agreement. Consultant shall use Consultant's best efforts to promote the interests of APSIS and APSIS's Affiliates, and to preserve their goodwill with respect to their employees, customers, suppliers and other persons having business relations with APSIS. Consultant agrees to accept and hold all such offices and/or directorships with APSIS and APSIS's Affiliates as to which Consultant may, from time to time, be elected. For purposes of this Agreement, APSIS's subsidiaries, parent companies and other affiliates are collectively referred to as "Affiliates."

         APSIS and Consultant intend to establish a legal relationship whereby the services provided for APSIS by Consultant are provided in the capacity of an independent contractor. Consultant is not an employee, agent, joint venturer, or partner of APSIS.

                                  ARTICLE III.
                      Compensation; Expense Reimbursements

         Section 3.1 COMPENSATION. As compensation for Consultant's services under and during the term of this Agreement (or until terminated pursuant to the provisions hereof) APSIS shall pay Consultant $6,000 per calendar month (prorated for partial months), payable in accordance with the regular payroll practices of APSIS, as in effect from time to time. In addition, Consultant may be paid an incentive amount based upon non-discretionary criteria such as APSIS's achieving certain levels of return on capital and corresponding compensation levels as may be agreed upon from time to time. All compensation shall be subject to withholding as required by law or in accordance with APSIS's then-current withholding policies.

         Section 3.2 EXPENSES. APSIS shall reimburse all reasonable out-of-pocket travel and business expenses incurred by Consultant in connection with the performance of Consultant's duties pursuant to this Agreement. Consultant shall provide APSIS with documentation of Consultant's expenses, in a form acceptable to APSIS and which satisfies applicable federal income tax reporting and record keeping requirements.

                                   ARTICLE IV.
                       Consultant's Restrictive Covenants

         Section 4.1 Confidentiality Agreement. Consultant acknowledges that Consultant has been and will continue to be exposed to confidential information and trade secrets ("Proprietary Information") pertaining to, or arising from, the business of APSIS and/or APSIS's Affiliates, that such Proprietary Information is unique and valuable and that APSIS and/or APSIS's Affiliates would suffer irreparable injury if this information were divulged to those in competition with APSIS or APSIS's Affiliates. Therefore, Consultant agrees to keep in strict secrecy and confidence, both during and after the term of this Agreement, any and all information which Consultant acquires, or to which Consultant has access, during the term of this Agreement, that has not been publicly disclosed by APSIS or APSIS's Affiliates, that is not a matter of common knowledge by their respective competitors or that is not required to be disclosed through legal process. The Proprietary Information covered by this Agreement shall include, but shall not be limited to, information relating to any inventions, processes, software, formulae, plans, devices, compilations of information, technical data, mailing lists, management strategies, business distribution methods, names of suppliers (of both goods and services) and customers, names of employees and terms of employment, arrangements entered into with suppliers and customers, including, but not limited to, proposed expansion plans of APSIS, marketing and other business and pricing strategies, and trade secrets of APSIS and/or APSIS's Affiliates.

         Except with prior approval of the Board or any Authorized Board Designee, Consultant will not, either during or after the term of this
Agreement: (a) directly or indirectly disclose any Proprietary Information to any person except authorized personnel of APSIS; nor, (b) use Proprietary Information in any manner other than in furtherance of the business of APSIS. Within forty-eight hours of termination of this Agreement, Consultant will deliver to APSIS (without retaining copies thereof) all documents, records or other memorializations including copies of documents and any notes which Consultant has prepared, that contain Proprietary Information or relate to APSIS's or APSIS's Affiliates' business, all other tangible Proprietary Information in Consultant's possession or control, and all of APSIS's and the Affiliates' credit cards, keys, equipment, vehicles, supplies and other materials that are in possession or under Consultant's control.

         Section 4.2 NONSOLICITATION AGREEMENT. During Consultant's provision of services hereunder and for a period of three years after Consultant ceases to provide services hereunder, Consultant shall not, directly or indirectly, for Consultant's own account or otherwise (i) solicit business from, divert business from, or attempt to convert to other methods of using the same or similar products or services as provided by APSIS or APSIS's Affiliates, any client, account or location of APSIS or APSIS's Affiliates with which Consultant has had any contact as a result of Consultant's provision of services hereunder; or (ii) solicit for employment or employ any employee or former employee of APSIS or APSIS's Affiliates.

         Section 4.3 REMEDIES. Consultant understands and acknowledges damages at law alone will be an insufficient remedy for APSIS and APSIS will suffer irreparable injury if Consultant violates the terms of this Agreement. Accordingly, APSIS, upon application to a court of competent jurisdiction, shall be entitled to injunctive relief to enforce the provisions of this Agreement in the event of any breach, or threatened breach, of its terms. Consultant hereby waives any requirement that APSIS post bond or other security prior to obtaining such injunctive relief. Injunctive relief may be sought in addition to any other available rights or remedies at law. APSIS shall additionally be entitled to reasonable attorneys' fees incurred in enforcing the provisions of this Agreement.

                                   ARTICLE V.
                                  Miscellaneous

         Section 5.1 ASSIGNMENT. No party to this Agreement may assign this Agreement or any or all of its rights or obligations hereunder without first obtaining the written consent of all other parties hereto. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding sentences of this Section, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. This Agreement shall not be deemed to confer upon any person not a party to this Agreement any rights or remedies hereunder. The provisions of this Section do not preclude the sale, transfer or assignment of the ownership interests of any entity that is a party to this Agreement, although such a sale, transfer or assignment may be expressly prohibited or conditioned pursuant to other provisions of this Agreement.

         Section 5.2 AMENDMENTS. This Agreement cannot be modified or amended except by a written agreement executed by all parties hereto.

         Section 5.3 WAIVER OF PROVISIONS; REMEDIES CUMULATIVE. Any waiver of any term or condition of this Agreement must be in writing, and signed by all of the parties hereto. The waiver of any term or condition hereof shall not be construed as either a continuing waiver with respect to the term or condition waived, or a waiver of any other term or condition hereof. No party hereto shall by any act (except by written instrument pursuant to this Section), delay, indulgence, omission or otherwise be deemed to have waived any right, power, privilege or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power, privilege or remedy hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power, privilege or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         Section 5.4 FURTHER ASSURANCES. At and from time to time after the Closing, each party shall, at the request of another party hereto, but without further consideration, execute and deliver such other instruments and take such other actions as the requesting party may reasonably request in order to more effectively evidence or consummate the transactions or activities contemplated hereunder.

         Section 5.5 ENTIRE AGREEMENT. This Agreement and the agreements contemplated hereby or executed in connection herewith constitute the entire agreement of the parties hereto regarding the subject matter hereof and, except as provided otherwise herein, supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

         Section 5.6 SEVERABILITY; Illegality. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the date hereof, are interpreted by judicial decision, a regulatory agency or legal counsel in such a manner as to indicate that any provision hereof may be illegal, invalid or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision that (a) preserves the underlying economic and financial arrangements between the parties hereto without substantial economic detriment to any particular party and (b) is as similar in effect to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. No party to this Agreement shall claim or assert illegality as a defense to the enforcement of this Agreement or any provision hereof; instead, any such purported illegality shall be resolved pursuant to the terms of this Section.

         Section 5.7 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

         Section 5.8 LANGUAGE CONSTRUCTION. This Agreement shall be construed, in all cases, according to its fair meaning, and without regard to the identity of the person who drafted the various provisions contained herein. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof. As used in this Agreement, "day" or "days" refers to calendar days unless otherwise expressly stated in each instance. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural. Use of the words "herein", "hereof", "hereto", "hereunder" and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise expressly noted.

         Section 5.9 NOTICE. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request, or demand must be in writing to be effective and shall be deemed to be delivered and received (a) if personally delivered or if delivered by facsimile or courier service, when actually received by the party to whom notice is sent or (b) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

     If to APSIS:                       APS Investment Services, Inc.
                                        1301 Capital of Texas Hwy, Suite C-300
                                        Austin, TX  78746
                                        Attention:  Board of Directors
                                        Facsimile Transmission:  (512) 314-4462


     If to Consultant:                  William A. Searles
                                        179 Hartshorne Rd.
                                        Locust, NJ  07760


         Section 5.10 CHOICE OF FORUM; ATTORNEYS' FEES. THE PARTIES HERETO AGREE THAT THIS AGREEMENT IS PERFORMABLE IN WHOLE AND IN PART IN TRAVIS COUNTY, TEXAS, AND SHOULD ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT BE INSTITUTED BY ANY PARTY HERETO (OTHER THAN A SUIT, ACTION OR PROCEEDING TO ENFORCE OR REALIZE UPON ANY FINAL COURT JUDGMENT ARISING OUT OF THIS AGREEMENT), SUCH SUIT, ACTION OR PROCEEDING SHALL BE INSTITUTED ONLY IN A STATE OR FEDERAL COURT IN TRAVIS COUNTY, TEXAS. EACH OF THE PARTIES HERETO CONSENTS TO THE IN PERSONAM JURISDICTION OF ANY STATE OR FEDERAL COURT IN TRAVIS COUNTY, TEXAS AND WAIVES ANY OBJECTION TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES HERETO RECOGNIZE THAT COURTS OUTSIDE TRAVIS COUNTY, TEXAS MAY ALSO HAVE JURISDICTION OVER SUITS, ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT, AND IN THE EVENT THAT ANY PARTY HERETO SHALL INSTITUTE A PROCEEDING INVOLVING THIS AGREEMENT IN A JURISDICTION OUTSIDE TRAVIS COUNTY, TEXAS, THE PARTY INSTITUTING SUCH PROCEEDING SHALL INDEMNIFY ANY OTHER PARTY HERETO FOR ANY LOSSES AND EXPENSES THAT MAY RESULT FROM THE BREACH OF THE FOREGOING COVENANT TO INSTITUTE SUCH PROCEEDING ONLY IN A STATE OR FEDERAL COURT IN TRAVIS COUNTY, TEXAS, INCLUDING WITHOUT LIMITATION ANY ADDITIONAL EXPENSES INCURRED AS A RESULT OF LITIGATING IN ANOTHER JURISDICTION, SUCH AS REASONABLE FEES AND EXPENSES OF LOCAL COUNSEL AND TRAVEL AND LODGING EXPENSES FOR PARTIES, WITNESSES, EXPERTS AND SUPPORT PERSONNEL. THE PREVAILING PARTY IN ANY ACTION TO ENFORCE OR DEFEND RIGHTS UNDER THIS AGREEMENT SHALL BE ENTITLED TO RECOVER ITS COSTS AND REASONABLE ATTORNEYS' FEES IN ADDITION TO ANY OTHER RELIEF GRANTED.

         Section 5.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                            [Signature page follows]

                                 SIGNATURE PAGE
                                       TO
                              CONSULTING AGREEMENT

         EXECUTED by APSIS and Consultant to be effective for all purposes as of the Effective Date provided above.

APSIS:                  APS INVESTMENT SERVICES, INC.


                        /s/ George S. Conwill
                        ---------------------------
                        George S. Conwill, President and Chief Executive Officer

CONSULTANT:
                        /s/ William A. Searles
                        -----------------------------
                        William A. Searles